EXHIBIT 10.51

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is made and entered into as of the 13th day of July, 2011, and amends that certain Employment Agreement dated July 23, 2010 (“Employment Agreement”) by and between Digital Domain Media Group, Inc. (f/k/a Digital Domain Holdings Corporation) (“Company”) and Edwin C. Lunsford, III (“Employee”).  All capitalized terms in this Amendment shall have the same meaning as in the Employment Agreement, unless otherwise noted herein.

1. Base Salary and Bonus Compensation.

The Company recognizes that Employee will have significantly increased responsibilities on the effective date of Company’s registration statement for its initial public offering with the United States Securities and Exchange Commission, and accordingly upon said effective date Employee’s Base Salary shall be increased to $350,000.00 per year.

2.  Stock Options

Employee shall be granted, as of the date of this Amendment, Stock Options to acquire 120,000 shares of Common Stock in the Company: (i) at an exercise price of $9.63; (ii) with a term of 10 years; and (iii) that vest over three (3) years in equal quarterly installments beginning 3 months from the date of this Amendment.

In witness whereof, the parties hereto intending to be bound hereby execute and deliver this Amendment as of the date set forth above.

Digital Domain Media Group, Inc.:

/s/ John Textor
John Textor
Chief Executive Officer

Employee:

/s/ Edwin C. Lunsford, III
Edwin C. Lunsford, III